UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant☒

Filed by a Party other than the Registrant☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to § 240.14a-12

---------------------------------------------------------------

(Name of Registrant as Specified In Its Charter)

---------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒No fee required

☐Fee Computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

(1)	Title of each class of securities to which transaction applies:

---------------------------------------------------------------

(2)	Aggregate number of securities to which transaction applies:

---------------------------------------------------------------

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

---------------------------------------------------------------

(4)	Proposed maximum aggregate value of transaction:

---------------------------------------------------------------

(5)	Total fee paid:

---------------------------------------------------------------

☐Fee paid previously with preliminary materials.

---------------------------------------------------------------------

☐Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

---------------------------------------------------------------

(2)	Form, Schedule or Registration Statement No.:

---------------------------------------------------------------

(3)	Filing Party:

---------------------------------------------------------------

(4)	Date Filed:

---------------------------------------------------------------

The Annual Meeting of Shareholders of AVX Corporation (the “Company”), a Delaware corporation, will be held at the Warwick New York Hotel, 65 West 54th Street, New York, NY 10019 on Wednesday, July 20, 2016, at 10:00 a.m., for the following purposes as described in the accompanying proxy statement:

1.	To elect three Class I Director nominees named in the attached proxy statement to our Board of Directors to serve until their terms expire in 2019;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2017; and

3.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record of the Company on May 27, 2016, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Please vote in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card;
•	Visit the website shown on your proxy card to vote via the Internet; or
•	Mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

The Company is providing an Annual Report on Form 10-K to shareholders in lieu of a separate annual report.  Our Annual Report on Form 10-K is also available electronically to shareholders on the Company’s website at www.avx.com.

Whether or not you plan to attend the meeting, you are urged to promptly complete, sign, date and return the enclosed proxy card in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote by telephone or the Internet). Returning your proxy card as described above does not deprive you of your right to attend the meeting and to vote your shares in person.  However, in order to vote your shares in person at the meeting, you must be a shareholder of record or hold a valid proxy from your broker permitting you to vote at the meeting.

Kurt Cummings Corporate Secretary

Greenville, South Carolina
June 8,  2016

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE, OR USE TELEPHONE OR INTERNET VOTING BEFORE THE ANNUAL MEETING.

THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K OF AVX CORPORATION IS ALSO AVAILABLE AT WWW.PROXYVOTE.COM.

AVX Corporation
1 AVX Boulevard, Fountain Inn, SC 29644

PROXY STATEMENT
Annual Meeting of Shareholders
To be held Wednesday, July 20,  2016

INTRODUCTION

This Proxy Statement is furnished to the shareholders of AVX Corporation (“AVX” or the “Company”) in connection with the solicitation on behalf of the Board of Directors (the “Board”) of proxies to be used at the Annual Meeting of Shareholders (as may be adjourned or postponed, the “Annual Meeting”) to be held on Wednesday, July 20, 2016, at 10:00 a.m., at Warwick New York Hotel, 65 West 54th Street, New York, NY 10019, and any adjournment or postponement thereof. The Company expects that this Proxy Statement, with the accompanying Notice of Annual Meeting and proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, will be mailed to shareholders on or about June 8, 2016. The Annual Report on Form 10-K for the fiscal year ended March 31, 2016 is also available to shareholders on the Company’s website at www.avx.com.

Each share of AVX common stock, par value $0.01 per share (the “Common Stock”), outstanding at the close of business on May 27, 2016, will be entitled to one vote on all matters acted upon at the Annual Meeting. On May 27,  2016,  167,427,332 shares of Common Stock were outstanding.

Shares will be voted in accordance with the instructions indicated in a properly executed proxy. In the event that voting instructions are omitted on any such properly executed proxy, the shares represented by such proxy will be voted as recommended by the Board.  Shareholders have the right to revoke their proxies at any time prior to a vote being taken by: (i) delivering written notice of revocation that is received by the Company before the Annual Meeting to the Corporate Secretary at the Company’s principal offices; (ii) delivering a proxy bearing a later date or time than the proxy being revoked; (iii) resubmitting a vote by telephone or Internet (as explained in the proxy voting instructions attached to the proxy card); or (iv) voting in person at the Annual Meeting. You may attend the Annual Meeting and vote in person if you are a shareholder of record on May 27, 2016. If your shares are held in “street name” by your broker or bank, you may vote your shares in person only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name.

The presence at the Annual Meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company’s Common Stock entitled to vote at such meeting shall constitute a quorum for the transaction of business.  The election of directors shall be determined by a plurality of the votes of shareholders of the Company present, in person or represented by proxy, and entitled to vote at the Annual Meeting. The ratification of the appointment of PricewaterhouseCoopers LLP shall be decided by a majority of the votes cast by the holders of the Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Proxies indicating shareholder abstentions will, in accordance with Delaware law, be counted as represented at the Annual Meeting for purposes of determining whether there is a quorum present. Abstentions will also be counted as a vote cast on any proposal (other than the election of directors) and, accordingly, will have the effect of a vote against the proposal. Shares represented by “broker non-votes” (i.e., shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum, but will not be voted on such matter and will not be counted for purposes of determining the number of votes cast on such matter.

The Company has been informed by the Trustee for the Company’s retirement plans that shares of Common Stock held by the Trustee for such plans will be voted by the Trustee in accordance with instructions received from the participants, and if no instructions are received with respect to any shares, such shares will be voted in the same proportion as shares for which instructions are received from other participants in the plan.

At the date of this Proxy Statement, management does not know of any matter to be brought before the Annual Meeting for action other than the matters described in the Notice of Annual Meeting and matters incident thereto.  If any other matters should properly come before the Annual Meeting, the holders of the proxies will vote and act with respect to such matters in accordance with their best judgment. Discretionary authority to do so is conferred by the proxy.

Holders of our Common Stock are not entitled to dissenters’ rights or appraisal rights with respect to the proposals to be considered at the Annual Meeting.

PROPOSAL I
ELECTION OF DIRECTORS

NOMINATIONS FOR THE BOARD OF DIRECTORS

The Board has fixed the size of the Board at nine (9). It is currently divided into three classes elected for staggered three year terms.  Each director holds office until a successor has been duly elected and qualified, or until such director’s death, resignation, or removal in the manner provided in the Company’s Bylaws. The Board believes that the nominees identified below have the industry experience, qualifications, attributes and skills to be effective directors and be elected as directors to serve for the terms indicated.

Directors Standing for Election

CLASS I

Terms expiring at the Annual Meeting in 2016

TETSUO KUBA	Age 62

Chairman of the Board since April 1, 2015 and a member of the Board since May 2009. Chairman and Representative Director of Kyocera Corporation (“Kyocera”) since April 1, 2013. President and Representative Director of Kyocera from April 2009 to March 2013. Director and Senior Managing Executive Officer of Kyocera from 2008 to March 2009.  Senior Managing Executive Officer of Kyocera from 2007 to 2008.  Managing Executive Officer of Kyocera from 2005 to 2007 and Executive Officer of Kyocera from 2003 to 2005. Tetsuo Kuba’s experience in various management roles at Kyocera makes him well qualified to serve as a director of the Company.

DAVID A. DECENZO	Age 61

Member of the Board since 2007. President of Coastal Carolina University in South Carolina (“CCU”) since 2007. From 2006 to 2007 Senior Vice President of Academic Affairs and Provost at CCU. From 2002 to 2006, Dean of the E. Craig Wall, Sr., Wall College of Business Administration at CCU. From 1992 to 2002, Director of partnership development in the College of Business and Economics at Towson University in Maryland. Mr. DeCenzo’s extensive experience in the academic and business community brings a unique perspective to the Board and its activities and makes him well qualified to serve as a director of the Company.

Additionally, Mr. Koichi Kano was nominated by the Board of Directors to take the place of Mr. Kazuo Inamori, who is retiring from the Board, as a Class I director, effective as of the time of the Annual Meeting.

KOICHI KANO	Age 54

Managing Executive Officer of Kyocera since April 2016.  Senior Executive Officer of Kyocera from April 2015 to March 2016.  Executive Officer of Kyocera from 2013 to March 2015. General Manager of Operations Support Division of Corporate Development Group of Kyocera from 2011 to 2012. Deputy General Manager of Crystal Products Sales Division of Corporate Electronic Components Group of Kyocera from 2010 to 2011. General Manager of Circuit Components Division of Corporate Electronic Components Group of Kyocera from 2005 to 2010.  Mr. Kano’s experience in various management roles at Kyocera makes him well qualified to serve on the Board of the Company.

The three persons listed above have been nominated for election by the Board. Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast FOR the election of each of the three persons listed above as directors. In the event that any of the nominees should become unavailable to stand for election, the Board may designate a substitute. It is intended that all properly executed and returned proxies will be voted FOR such substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS

A  VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Directors Continuing in Office

CLASS III

Terms expiring at the Annual Meeting in 2017

TATSUMI MAEDA	Age 63

Member of the Board since October 2009. Vice Chairman and Representative Director of Kyocera since April 1, 2013. Vice President and Representative Director of Kyocera from April 2009 to March 2013.  Director and Senior Managing Executive Officer of Kyocera from 2008 to March 2009. Senior Managing Executive Officer of Kyocera from 2007 to 2008. Managing Executive Officer of Kyocera from 2003 to 2007. Mr. Maeda’s experience in various Kyocera operations makes him well qualified to serve on the Board of the Company.

DONALD B. CHRISTIANSEN	Age 77

Member of the Board since 2002.  Retired from AVX in 2000.  Senior Vice President of Finance, Chief Financial Officer and Treasurer of AVX from 1997 to 2000. Vice President of Finance, Chief Financial Officer and Treasurer from 1994 to 1997. Chief Financial Officer from 1992 to 1994.  Also served as a member of the Board from 1992 to 2000.  Mr. Christiansen’s significant financial and business experience resulting from senior executive and financial roles with AVX and within the industry make him eminently qualified to be a director of the Company and to serve as the financial expert on the Audit Committee.

SHOICHI AOKI	Age 56

Member of the Board since July 2012. Director of Kyocera since June 2009. Managing Executive Officer of Kyocera since April 2009. General Manager of Corporate Financial and Accounting Group of Kyocera since April 2013. General Manager of Corporate Financial and Business System Administration Group of Kyocera from 2010 to 2013. General Manager of Corporate Financial and Accounting Group of Kyocera from 2008 to 2010. Mr. Aoki’s experience in Kyocera’s financial function makes him a valuable resource on the Board.

CLASS II

Terms expiring at the Annual Meeting in 2018

1
JOHN SARVIS	Age 66

Member of the Board since April 2015. Chief Executive Officer and President of the Company since April 2015. Vice President of Ceramic Products from 2005 to March 2015. Divisional Vice President – Ceramic Products from 1998 to 2005. Employed by the Company since 1973. Mr. Sarvis’ varied experience in managing the Company’s business makes him uniquely qualified for the Board.

GORO YAMAGUCHI	Age 60

Member of the Board since July 2013. President and Representative Director of Kyocera since April 2013. Director and Managing Executive Officer of Kyocera from June 2009 to March 2013. Managing Executive Officer of Kyocera from April 2009 to May 2009. General Manager of Corporate Semiconductor Components Group of Kyocera from April 2009 to March 2013. Mr. Yamaguchi’s experience in the operations of Kyocera makes him well qualified to serve on the Board of the Company.

JOSEPH STACH	Age 77

Member of the Board since 2004.  Retired since 2003.  Vice President of Advanced Energy Industries, a manufacturer of products for high tech manufacturing processes, from 1998 to 2003. Chairman, CEO and President of RF Power Products, Inc., a manufacturer and distributor of radio frequency power delivery systems, from 1991 to 1998. The Company believes that Mr. Stach’s qualifications to sit on its Board of Directors include his extensive executive leadership and management experience in the high tech manufacturing industry as Vice President of Advanced Energy Industries and executive positions with RF Power products.

PROPOSAL II
RATIFICATION OF
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, as the independent accountants to examine and audit the accounts of the Company for the fiscal year ending March 31, 2017. Although the Company’s Bylaws do not require that shareholders ratify the appointment of PwC as outside auditors, the Board determined that annual selection of the outside auditors would be submitted as a matter of good corporate governance. In the event that ratification of this selection of independent accountants is not approved by the shareholders, the Audit Committee will reconsider the selection of independent accountants. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent accountants at any time during the year.

A representative of PwC is expected to be in attendance at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

See “Report of the Audit Committee – Principal Independent Registered Public Accounting Firm Fees” for information relating to the fees of PwC during fiscal 2015 and fiscal 2016.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2017.

Ownership of Securities by Directors, Director Nominees and Executive Officers

The Common Stock is the only class of equity securities of the Company outstanding.  As of March 31, 2016, the directors, director nominees and each executive officer currently named in the Summary Compensation Table below, individually, and all directors, director nominees and executive officers of the Company as a group, beneficially owned (i) shares of Common Stock of the Company and (ii) equity securities of Kyocera, as follows:

Name	Amount and Nature of Beneficial Ownership of Outstanding AVX Shares (1)	Number of AVX Shares Underlying Exercisable Options (2)	Total AVX Shares	Percentage of AVX Common Stock (3)	Amount and Nature of Beneficial Ownership of Outstanding Kyocera Equity Securities (1)		Percentage of Kyocera Equity Securities (4)

Kazuo Inamori	20,000	40,000	60,000	*	20,573,022	(5)	5.61%
John Sarvis	13,128	100,750	113,878	*	1,812		*
Tetsuo Kuba	1,100	10,000	11,100	*	20,238		*
Tatsumi Maeda	1,000	25,000	26,000	*	10,693		*
Goro Yamaguchi	1,000	10,000	11,000	*	22,249		*
Shoichi Aoki	1,000	15,000	16,000	*	7,983		*
Koichi Kano	-	-	-	*	3,055		*
Donald B. Christiansen	2,434	20,000	22,434	*	-		*
David DeCenzo	1,000	40,000	41,000	*	-		*
Joseph Stach	1,000	40,000	41,000	*	-		*
John Lawing	3,577	158,250	161,827	*	1,459		*
Pete Venuto	1,527	105,000	106,527	*	-		*
Kurt Cummings	13,199	151,500	164,699	*	-		*
Keith Thomas	19,326	87,000	106,326	*	651		*

All directors, director nominees and executive officers as a group
(A total of 16 individuals including those named above)	93,020	966,750	1,059,770	0.63%	20,641,453		5.63%

* Less than 1%

(1)

Includes interests, if any, in shares held in the AVX Nonqualified Supplemental Retirement Plan and AVX Corporation Retirement Plan Trusts and shares that are owned directly by or jointly with family members. Does not include shares of AVX held by Kyocera that may be deemed to be beneficially owned by the above-named persons that are also directors of Kyocera. See the AVX shares beneficially owned by Kyocera in the “Security Ownership of Certain Beneficial Owners” table below.

(2)

Includes AVX shares underlying options exercisable as of March 31, 2016, and options which become exercisable within 60 days thereafter under the AVX Corporation 2004 and 2014 Stock Option Plans (collectively, the “Stock Option Plans”), or the AVX Corporation 2004 and 2014 Non-Employee Directors' Stock Option Plans (collectively, the “Non-Employee Directors' Stock Option Plans”).

(3)

Based on a total number of 167,491,954 shares of Common Stock outstanding as of March 31, 2016, plus, for each individual director, director nominee and executive officer and for the group, the number of shares of Common Stock underlying options that are currently exercisable or will become exercisable within 60 days of March 31, 2016.

(4)	Based on a total number of 366,857,077 shares of Kyocera equity securities outstanding as of March 31, 2016.

(5)	Includes 9,360,000 shares held by the Inamori Foundation as to which Mr. Inamori, as President of the foundation, may be deemed to have voting and investment power.

The information provided in the above table as to each director and Named Executive Officer, individually, and all directors and executive officers as a group, is based, in part, on information received from such individuals.

Security Ownership of Certain Beneficial Owners

Set forth below is a table indicating those persons whom the management of the Company believes to be beneficial owners of more than 5% of the Company’s Common Stock as of March 31, 2016.

46
Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class (1)
Kyocera Corporation 6 Takeda Tobadono-cho Fushimi-ku, Kyoto 612-8501, Japan	121,800,000	(2)	72.7%
Royce & Associates LP 745 Fifth Avenue New York, NY 10151	10,899,262	(3)	6.5%

(1) Based on a total number of 167,491,954 shares of Common Stock outstanding as of March 31, 2016.

(2) The shares held by Kyocera are subject to the voting and investment control of Kyocera's Board of Directors.

(3) Shares shown as beneficially owned by Royce & Associates LP are reported in a  Form 13F filed by Royce &    Associates LP dated as of May 11,  2016. Based on that filing, Royce & Associates LP has sole voting and dispositive power with respect to all 10,899,262 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership of any class of the Company’s equity securities. To the Company’s knowledge, during the fiscal year ended March 31, 2016, all of its directors, officers and persons who hold more than 10% of the Common Stock complied on a timely basis with all applicable Section 16(a) filing requirements, other than six reports for Willing King and one report each for Kurt Cummings, Keith Thomas, and Peter Venuto regarding, in each case, de minimis acquisitions of Common Stock through the Company's retirement plan.

Board of Directors – Governance

The Board has adopted Corporate Governance Guidelines to assist it in the performance of its duties and the exercise of its responsibilities in accordance with the listing requirements of the New York Stock Exchange (“NYSE”).  The guidelines are available on the Company’s website at www.avx.com in the “Corporate Information – Corporate Governance” section.  The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees.  The code is available on the Company’s website at www.avx.com in the “Corporate Information – Corporate Governance” section.

Because a majority of the Company’s shares are owned by Kyocera, the Company is considered a “controlled company” under the applicable rules of the NYSE.  Accordingly, the Company is not required to, and does not have a Board of Directors with a majority of independent directors or Nominating/Corporate Governance and Compensation Committees composed entirely of independent directors.  Nevertheless, the Board has determined that Messrs. Christiansen, DeCenzo and Stach are independent under NYSE listing standards.  In addition to the NYSE’s standards, the Board has determined that an independent director is one who is free from any relationship that would interfere with his or her exercise of independent business judgment, receives no compensation from the Company or its subsidiaries other than director’s fees and is not an affiliate of the Company or its subsidiaries.  The AVX/Kyocera Foundation, which may be considered an affiliate of the Company, donated $21,500 to CCU during each of the fiscal years ended March 31, 2016 and 2015 for educational purposes.  The Board considered Mr. DeCenzo’s position at CCU, and has determined that such donations do not impair Mr. DeCenzo’s independence.

Board of Directors – Leadership Structure

The Board of Directors of AVX Corporation is responsible for overseeing the business, property and affairs of the Company.  Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer, participating in presentations regarding the operations made by the business managers, by reviewing materials provided to them and by participating in meetings of the Board and its Committees.

Through March 31, 2016, the Board was composed of nine Directors, three of whom are independent. The Board has determined that Messrs. Christiansen, Stach and DeCenzo are independent under the applicable rules of the NYSE.  Donald Christiansen, one of the independent Directors, has served as Presiding Director since 2008. Tetsuo Kuba has served as Chairman of the Board since 2015. The Chairman oversees the actual Board meetings. The Presiding Director organizes and presides over all executive sessions of the Non-Management Directors, which are those attended solely by independent directors.  The other principal responsibilities of the Presiding Director include:

•	counseling the Chairman on issues of interest or concern to the independent directors;
•	evaluating, along with the members of the Board, the Chairman’s performance; and
•	coordinating an annual Board self-assessment to evaluate the effectiveness of the Board and individual Board members.

The Board is composed of qualified and experienced leaders with the ability to provide oversight to the Company.  We believe that all directors and director nominees have demonstrated seasoned leadership and are familiar with Board processes.

The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the shareholders’ interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Board and Company at a given time, including who should best serve as Chairman and whether the roles of Chief Executive Officer and Chairman should be combined. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces and are in the best position to evaluate the needs of the Company, the risks facing the Company and how best to maximize the capabilities of the directors and management to meet those needs.

The appointment by the Board of an experienced independent Presiding Director provides additional strength and balance to our Board leadership structure.

Board of Directors – Director Nomination Process

The Company’s Corporate Governance Guidelines provide that the Board as a whole is responsible for nominating and considering individuals for election to the Board by the shareholders based on candidates suggested by members of the Board, management and shareholders.  As indicated above, the Company has not established a separate Nominating and Governance committee because it is a “controlled company” under the applicable rules of the NYSE.  The Board does not currently operate under a formal written charter when discharging its nominating functions.  The Company has a policy of including a diverse mix of both men and women from corporate and non-corporate environments in the pool of potential candidates for director nominations, and the Board considers diversity of gender, business, academic and leadership experience as factors in assessing the Board makeup and appropriate skills and characteristics required of Board members.

The Board has not adopted specific objective requirements for service on the Board.  Instead, the Board will consider various factors in determining whether to nominate an individual for election by the shareholders.  Among other things, the Board expects each director to:

•	understand AVX’s businesses and the marketplaces in which it operates;
•	regularly attend meetings of the Board and of the Committees on which he or she serves;

•	review and understand the materials provided in advance of meetings and any other materials provided to the Board from time to time;
•	actively, objectively and constructively participate in meetings and the strategic decision-making processes;
•	share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its Committees; and
•

be reasonably available when requested to advise the Chief Executive Officer and management on specific issues not requiring the attention of the full Board but where an individual director’s insights might be helpful to the Chief Executive Officer or management.

The Board will consider candidates recommended by shareholders in the same manner as other candidates.

Shareholders and other interested parties who wish to communicate with the Board (including, in the case of shareholders, in order to recommend or nominate director candidates to the Board), individual Board members, the Chairman of the Board, the Presiding Director or the Non-Management Directors as a group may do so by either of the following means:

•	send correspondence by email to compliance@avx.com; or
•	write to AVX Corporation, Compliance Office, 1 AVX Boulevard, Fountain Inn, SC 29644.

All questions and concerns will be received and processed by the Corporate Compliance Office.  Questions and concerns relating to AVX’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee.  Questions and concerns addressed to the Board will be referred to the Presiding Director.  Other questions and concerns will be processed by the Corporate Compliance Office and forwarded to the addressees or distributed at the next scheduled Board meeting, as appropriate.

To be timely, a shareholder’s proposal for the recommendation or nomination of directors must be received by the Company in the timeframes described under “Shareholder Proposals” elsewhere in this Proxy Statement.  A shareholder’s proposal for nomination must comply with the requirements of the Bylaws of the Company.  Among other things, the Bylaws require that a shareholder’s notice of a director nomination must include a representation that the nominee will not have any undisclosed voting arrangements with respect to such nominee’s actions as director and an agreement to complete a nominee questionnaire relating to such nominee’s independence and other information to be included in a proxy statement pursuant to Regulation 14A under the Exchange Act of 1934, as amended or otherwise requested by the Company.  Such notice of intent to make a nomination shall be accompanied by the written consent of each nominee to serve as director of the Company if so elected.

Board of Directors – Risk Oversight

The Board takes an active role in risk oversight of the Company both as a full Board and through its Committees. Through detailed reviews, discussions and presentations by the heads of the Company’s various businesses and Corporate functions, the Board reviews and advises with respect to the Company’s business strategies, financial plans and cybersecurity with attention and focus on the risks to achievement of these strategies and plans. Such risks include those involving the leadership structure, those inherent in the Company’s businesses and compensation programs as well as the risks from external sources such as competitors, the economy, cybersecurity and regulatory and legislative developments.

These reviews, discussions and presentations are intended to assist the Board and management in its evaluation of the Company’s risk management practices and to promote a culture that actively identifies and manages risk.

The Audit Committee meets regularly with Company management with regard to the Company’s financial risk management processes, controls and capabilities and with the Company’s Chief Internal Auditor with regard to significant control matters. In addition, the Audit Committee reviews the Company’s procedures regarding the receipt, retention and treatment of complaints regarding internal accounting, accounting controls or audit matters.

The Compensation Committee oversees the Company’s executive compensation arrangements.  The Compensation Committee considers the risks arising from the Company’s overall senior management and other employee compensation policies and practices in connection with administering the Management Incentive Plan and other employee benefit plans.

The Special Advisory Committee reviews and approves all material agreements and transactions not covered by such agreements between the Company and related parties.  The Special Advisory Committee operates under a written charter which sets forth the policies and procedures for such approvals.  In approving any such agreement or transaction pursuant to those procedures, the Special Advisory Committee must determine that, in its judgment, the terms thereof are equivalent to those to which an independent unrelated party would agree at arm’s-length or are otherwise in the best interests of the Company and its shareholders generally.  See “Relationship With Kyocera” below for more information.

Board of Directors - Meetings Held and Committees

The Board held four meetings during the fiscal year ended March 31, 2016. During that period, all of the directors attended at least 75% of the meetings of the Board and meetings of the Committees of the Board on which they served except for Mr. Inamori. The directors are encouraged and expected to attend the Annual Meeting of Shareholders if reasonably possible. All of the directors, except for Mr. Inamori, attended the Company’s Annual Meeting of Shareholders held on July 22, 2015.

As of May 27, 2016,  the Board had the following standing committees and no nominating committee:

Executive Committee. The Executive Committee has been delegated authority by the Board to exercise the powers of the Board in matters pertaining to the management of the business. The Executive Committee held no meetings during the fiscal year ended March 31, 2016.  As of March 31, 2016, the members of the Executive Committee were Messrs. Inamori (Chairman), Sarvis, Kuba, Yamaguchi, and Maeda.

Audit Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act and operates under a written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s consolidated financial statements and the financial reporting processes; the systems of internal accounting and financial controls; the annual independent audit of the Company’s consolidated financial statements; the independent registered public accounting firm’s qualifications and independence; the performance of the Company’s internal audit function and independent registered public accounting firm and any other areas of potential financial risks to the Company specified by the Board of Directors. The Audit Committee is also responsible for hiring, retaining and terminating the Company’s independent registered public accounting firm. The Audit Committee met seven times during the fiscal year ended March 31, 2016.

The Audit Committee is composed of three members. The members of the Audit Committee are Messrs. Christiansen (Chairman), Stach and DeCenzo. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. The Board of Directors has determined that the Company has at least one “audit committee financial expert,” as defined by the SEC, serving on the Audit Committee. The “audit committee financial expert” designated by the Board is Mr. Christiansen. The Board of Directors has determined that all members of the Audit Committee are “independent” under the NYSE audit committee member independence requirements.

Compensation Committee. The Compensation Committee has the full power and authority of the Board with respect to the determination of compensation for all executive officers of the Company. The Compensation Committee, operating under a written charter adopted by the Board of Directors, also has full power and authority over any executive compensation plan approved by the Board for the Company and its subsidiaries, including the issuance of shares of Common Stock, as the Compensation Committee may deem necessary or desirable in accordance with such compensation plans. The Compensation Committee held four meetings during the fiscal year ended March 31, 2016.  As indicated above, the Company is not required to, and does not have, a Compensation Committee composed entirely of independent directors because it is a “controlled company” under the applicable rules of the NYSE. The members of the Compensation Committee are Messrs. Kuba (Chairman), Yamaguchi, Aoki, Stach and DeCenzo. To the extent permitted under Delaware law, the Board or the Compensation Committee may expressly delegate to any individual or group of individuals some or all of the Compensation Committee’s authority to grant awards under the Company’s equity incentive plans, except that no delegation of its duties and responsibilities may be made with respect to awards to executive officers.  The acts of such delegates shall be treated hereunder as acts of the Compensation Committee, and such delegates shall report to the Compensation Committee regarding the delegated duties and responsibilities.  Additional information regarding the Compensation Committee and its processes and procedures for the consideration and determination of executive compensation can be found in the Compensation Discussion and Analysis section in this Proxy Statement.

Special Advisory Committee. The Special Advisory Committee is composed of independent directors. The committee is required to review and approve all material agreements and significant transactions not covered by such agreements between the Company and related parties (including any agreements and transactions between the Company and any related party that are or may be within the scope of applicable rules, regulations and guidance of the NYSE and Item 404 of Regulation S-K) and to meet periodically in an executive session without management. The Board has adopted a written charter for the Special Advisory Committee. The Special Advisory Committee held three meetings during the fiscal year ended March 31, 2016.  The members of the Special Advisory Committee are Messrs. Stach (Chairman), DeCenzo and Christiansen.

The Board has adopted written charters for the Audit, Compensation, and Special Advisory Committees.  The charters, as amended, are available on the Company’s website at www.avx.com in the “Corporate Information – Corporate Governance” section.

Director Compensation

The Board determines compensation for all directors. The following table and narrative provides information related to the compensation of directors during fiscal 2016.

	Fees Earned or Paid in Cash	Option Awards	Total
Name (1)	($)	($) (2) (3)	($)
Kazuo Inamori	-	-	-
Tetsuo Kuba	16,200	33,303	49,503
Goro Yamaguchi	16,200	-	16,200
Tatsumi Maeda	10,800	-	10,800
Shoichi Aoki	16,200	33,303	49,503
Donald B. Christiansen	78,500	-	78,500
David A. DeCenzo	83,800	-	83,800
Joseph Stach	83,800	-	83,800

(1)

Mr. John Sarvis, the Company’s Chief Executive Officer and President through March 31, 2016, also served as a director of the Company.  Information regarding the compensation paid to Mr. Sarvis is provided in the Summary Compensation Table of this Proxy Statement.

(2)

The aggregate number of option awards held by each of the directors as of March 31, 2016 is as follows: Kazuo Inamori - 45,000; Tetsuo Kuba – 25,000; Goro Yamaguchi -  15,000; Tatsumi Maeda – 30,000; Shoichi Aoki - 30,000; Donald B. Christiansen – 30,000; David A. DeCenzo - 45,000; Joseph Stach - 45,000.

(3)

Reflects the aggregate grant date fair value of the options awarded during fiscal 2016, computed in accordance with FASB ASC Topic 718. These options were granted pursuant to the 2014 Non-Employee Directors’ Stock Option Plan. The assumptions made in the valuation of stock options are set forth in Note 11 in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

During the year ended March 31, 2016, each director who was not an employee of the Company or Kyocera was paid an annual director’s fee of $32,500, an attendance fee of $2,700 per Board or committee meeting and reimbursement of travel expenses. The Chairman of the Audit Committee also received an additional $5,500 per year. Each director who was an employee of Kyocera was paid an attendance fee of $2,700 per Board or committee meeting and reimbursement of travel expenses.  In addition, each director who is not an employee of the Company is eligible to receive stock options pursuant to the 2014 Non-Employee Directors’ Stock Option Plans or restricted stock units pursuant to the 2014 Restricted Stock Unit Plan, as described below. Beginning in fiscal 2017, the Board has decided to change the method for compensating directors, and will provide annual director’s fees for Board and Committee service, and cease paying meeting attendance fees.

AVX feels that it is important for members of the Board to be shareholders of the Company, to have an incentive to help the Company grow and prosper, and to share in that prosperity.

The 2014 Non-Employee Directors’ Stock Option Plan authorizes the issuance of up to 1,000,000 shares of Common Stock.  Prior to the amendment of the Plan in May 2016, it provided for (i) the automatic grant of an option to purchase 15,000 shares of Common Stock to each director not employed by AVX (a “Non-Employee Director”) as of the date on which a Non-Employee Director is elected to the Board for the first time and every third anniversary thereafter and (ii) the grant of additional options to purchase shares of Common Stock from time to time upon prior approval by the Board. Following the amendment, the automatic grant feature of the Plan was eliminated.  Options granted under the Plan become exercisable 33 1/3% one year after the date of the grant and an additional 33 1/3% at the end of each of the following two years, provided that in order to exercise the options, the Non-Employee Director must continue to be a director at the date of exercise. However, if such Non-Employee Director’s service terminates due to retirement, death or disability, his options shall thereupon become fully vested and remain outstanding and exercisable until the earlier of one year after the date of such retirement, death or disability or the date of their original expiration. Options have an exercise price equal to the Fair Market Value (as defined in the plan) of the Common Stock on the date of grant.  The Board has indicated its intention to not grant any further options under the Plan after fiscal 2016, but reserves the right to do so.

The 2014 Restricted Stock Unit Plan (the “2014 RSU Plan”) approved by stockholders at the July 2014 Annual Meeting authorizes the granting of awards in the form of restricted stock units to directors and employees that provide the participants the right to receive shares of Common Stock. The number of shares reserved and available for issuance under this plan is 3,000,000. The 2014 RSU Plan is administered by the Compensation Committee of the Board, or by the Board itself. No restricted stock units were awarded to any directors under the 2014 RSU Plan during fiscal 2016, or in any other prior fiscal years; however the Board has begun to do so in fiscal 2017.

Equity Compensation Plan Information

The following table provides information as of March 31, 2016 about the Common Stock that may be issued under all of the Company’s existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation plans approved by security holders	3,941,750	$13.63	14,008,500

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2016, the Compensation Committee was composed of Messrs. Kuba, Yamaguchi, Aoki, Stach and DeCenzo. During the fiscal year ended March 31, 2016, Mr. Kuba was Chairman of the Board of Kyocera, Mr. Yamaguchi was President and Representative Director of Kyocera and Mr. Aoki was a Managing Executive Officer, General Manager and Director of Kyocera. Kyocera owns 121,800,000 shares, or approximately 73%, of the Company’s outstanding Common Stock as of March 31, 2016, and has engaged in a significant number and variety of related company transactions with the Company.  The significant agreements between the Company and Kyocera are described under the caption “Relationship with Kyocera” below. For additional information concerning positions with Kyocera held by executive officers and directors of the Company, see “Proposal I – Election of Directors” above. Except as described above (or in other sections of this Proxy Statement indicated), during the fiscal year ended March 31, 2016, no member of the Board or the Compensation Committee and none of our executive officers served as a member of a board of directors or compensation committee of any entity whose executive officers served on the Board or Compensation Committee.

Report of the Audit Committee

In accordance with its written charter, as adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  During the fiscal year ended March 31, 2016, the Audit Committee met seven times, and the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with Company management and representatives from the independent registered public accounting firm prior to each public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.  The Audit Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent registered public accounting firm its audit plans, audit scope, and identification of audit risks.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all matters required to be discussed in accordance with standards adopted by the Public Company Accounting Oversight Board and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended March 31, 2016, with management and the independent registered public accounting firm.  Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2016, for filing with the SEC.  The Audit Committee also reappointed the independent registered public accounting firm, PricewaterhouseCoopers LLP, for the fiscal year ending March 31, 2017.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Donald B. Christiansen, Chairman of the Audit Committee

Joseph Stach

David DeCenzo

Principal Independent Registered Public Accounting Firm Fees

As reflected in the table below, the Company incurred fees of $3,760,448 and $3,739,303 in fiscal 2015 and 2016, respectively, for services performed by PwC. Of these sums, $3,301,882 in fiscal 2015 and $3,273,908 in fiscal 2016 were for audit and audit related services.  PwC did not perform any financial system consulting services in fiscal 2015 or 2016.

	2015	2016
Audit Fees (1)	$3,292,023	$3,263,851
Audit Related Fees (2)	9,859	10,057
Tax Fees (3)	451,064	458,212
All Other Fees (4)	7,502	7,183
Total Fees	$3,760,448	$3,739,303

(1)

Audit Fees represent fees for the annual audit of the Company's financial statements, the audit of the Company's internal control over financial reporting, the review of the interim financial statements included in the Company's quarterly reports on Form 10-Q, and other services performed in connection with statutory and regulatory filings.

(2)	Audit related fees consist primarily of attestation-related services not required by regulatory and governmental agencies and employee benefit plan audits.

(3)	Tax Fees represent fees for consultation on tax matters and tax compliance services.

(4)	Other Fees represent fees related to miscellaneous services as well as online technical resources.

The Audit Committee of the Company’s Board of Directors determined that the provision of non-audit services by PwC to the Company during fiscal 2015 and fiscal 2016 was compatible with maintaining the independent registered public accounting firm’s independence.

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services (and the related fees and terms) to be provided to the Company by the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated by the Audit Committee to one or more members of the Audit Committee, who shall present any decision to pre-approve an activity to the full Audit Committee at the first meeting following such decision. None of the non-audit services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i) under Regulation S-X.

Relationship With Kyocera

Relationship With Kyocera

Since January 1990, the Company’s business has included transactions with Kyocera.  During the three years ended March 31, 2016, such transactions have involved the purchase of resale inventories, raw materials, supplies, and equipment, the sale of products for resale, raw materials, supplies and equipment, and the payment of dividends, as set forth in the table below (in thousands):

	Years Ended March 31,
	2014	2015	2016
Sales:
Product and equipment sales to affiliates	$20,530	$28,723	$22,230
Purchases:
Purchases of resale inventories, raw materials, supplies, equipment and services	322,570	272,679	233,637
Other:
Dividends paid	43,544	48,720	51,156

One principal strategic advantage for the Company is its ability to provide a broad product offering to its customers. The inclusion of products manufactured by Kyocera in that product offering is a significant component of this advantage. In addition, the exchange of information with Kyocera relating to the development and manufacture of multi-layer capacitors and various other ceramic products benefits the Company. An adverse change in the Company’s relationship with Kyocera could have a negative impact on the Company’s results of operations. AVX and Kyocera have executed several agreements which govern the foregoing transactions and which are described below.

Kyocera notified AVX in February 2014 of its intent, effective April 1, 2015, to market its connector products in Asia using Kyocera’s sales force rather than continuing to have AVX resell such products in Asia. Sales of Kyocera connector products in Asia were $47.5 million and $1.1 million with operating profit of $1.9 million and $0.4 million for the fiscal years ended March 31, 2015 and March 31, 2016, respectively.

The Special Advisory Committee of the Board, composed of our independent directors (currently Messrs. Stach, DeCenzo, and Christiansen), reviews and approves any material agreements between AVX and Kyocera and any significant transactions between AVX and Kyocera not covered by such agreements. The committee is also responsible for reviewing and approving any other agreements and transactions between the Company and any related party that are or may be within the scope of applicable rules, regulations and guidance of the NYSE and Item 404 of Regulation S-K, if they arise. The Special Advisory Committee operates under a written charter which sets forth the policies and procedures for such approvals. In approving any such agreement or transaction pursuant to those procedures, the Special Advisory Committee must determine that, in its judgment, the terms thereof are equivalent to those to which an independent, unrelated party would agree at arm’s-length or are otherwise in the best interests of the Company and its shareholders generally. Each of the agreements described below contains provisions requiring that the terms of any transaction under such agreement be equivalent to those to which an independent unrelated party would agree at arm’s-length.

Products Supply and Distribution Agreement.  Pursuant to the Products Supply and Distribution Agreement (the “Distribution Agreement”) (i) AVX will act as the non-exclusive distributor of certain Kyocera-manufactured products to certain customers in certain territories outside of Japan, and (ii) Kyocera will act as the non-exclusive distributor of certain AVX-manufactured products within Japan.  The Distribution Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least three months prior written notice.

Disclosure and Option to License Agreement.  Pursuant to the Disclosure and Option to License Agreement (the “License Agreement”), AVX and Kyocera exchange confidential information relating to the development and manufacture of multi-layered ceramic capacitors and various other ceramic products, as well as the license of technologies in certain circumstances.  The License Agreement has a term of one year with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

Materials Supply Agreement.  Pursuant to the Materials Supply Agreement (the “Supply Agreement”), AVX and Kyocera will from time to time supply the other party with certain raw and semi-processed materials used in the manufacture of capacitors and other electronic components.  The Supply Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

Machinery and Equipment Purchase Agreement.  Pursuant to the Machinery and Equipment Purchase Agreement (the “Machinery Purchase Agreement”), AVX and Kyocera will, from time to time, design and manufacture for the other party certain equipment and machinery of a proprietary and confidential nature used in the manufacture of capacitors and other electronic components. The Machinery Purchase Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

Compensation Committee Report

The Compensation Committee believes the executive compensation program is appropriate to accomplish the program’s goal of attracting, retaining and motivating highly qualified management professionals.  The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year and March 31, 2016.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Tetsuo Kuba, Chairman of Compensation Committee

Goro Yamaguchi

Shoichi Aoki
Joseph Stach

David DeCenzo

Compensation Discussion and Analysis

The following discussion provides an overview and analysis of the Company’s compensation program and policies, the material compensation decisions it has made under those programs and policies with respect to its top executive officers in relation to the Company’s performance results, and the material factors that it considered in making those decisions. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals who are referred to as the “Named Executive Officers” throughout this Proxy Statement:

•	John Sarvis, Chief Executive Officer and President
•	Kurt Cummings, Senior Vice President, Chief Financial Officer, Treasurer and Secretary
•	Peter Venuto, Senior Vice President of Sales
•	Keith Thomas, Senior Vice President of Corporate Development
•	John Lawing, Senior Vice President, Chief Technology Officer

The Company’s executive compensation program is designed to enable the Company to attract, retain and motivate highly qualified management professionals who are encouraged to work as a team to accomplish the Company’s goals and objectives.  The Company’s compensation philosophy is to directly align executive compensation with the financial performance of the organization.  The Company believes that the relationship between executive compensation and Company performance will create a benefit for all shareholders.

The executive compensation program has been developed by the Compensation Committee using various factors over time, although the Committee does not set compensation levels based on any particular benchmarking against a peer group.  No outside consultant review of executive compensation was performed during the last three fiscal years.  The Chief Executive Officer has historically played a significant role in the recommendation of the amounts of base salary, salary adjustments, incentive compensation and equity-based compensation to be paid to other members of executive management.  The key elements of the executive compensation program are base salary, annual incentive bonus and stock option and other stock awards, in addition to those benefits provided under the Company’s retirement and deferred compensation plans.

The Compensation Committee reviews and approves each element of the Company’s executive compensation program and periodically assesses the effectiveness of the program as a whole.  The program covers the Chief Executive Officer, other Named Executive Officers, and all other designated senior management of the Company.  Specifically, the Committee approves the salaries, cash awards under the Company’s 2014 Management Incentive Plan (“MIP”), the grant of stock options under the Stock Option Plans, the grant of restricted stock unit awards under the 2014 RSU Plan, and the provision of any significant special benefits or perquisites to the Named Executive Officers. Each component of compensation, including those established for fiscal 2016, is set on a discretionary, not formulaic, basis taking into account a subjective assessment of the individual’s overall responsibilities and performance rather than specific corporate performance goals for all Named Executive Officers.

 Base Salary Program

The base salary program is, in general and for fiscal 2016 in particular, intended to provide base salary levels that are externally competitive and internally equitable, and to reflect each individual’s sustained performance and cumulative contribution to the Company.  Each of the other senior management’s individual performance is reviewed by the Chief Executive Officer to arrive at annual merit increase recommendations taking into account the results of operations for the officer’s area of responsibility.  These merit increase recommendations, including those for the Named Executive Officers, are then reviewed by the Compensation Committee for reasonableness based on general economic factors, such as increases in the cost of living.  The Chief Executive Officer’s base salary (including Mr. Sarvis’ initial base salary upon his appointment to the position as of April 1, 2015) and merit increases from year to year are established by the Compensation Committee taking these same considerations into account.  The salary increases for the Named Executive Officers effective April 1, 2015 took into account the Company’s operating performance in addition to the factors noted above.

Annual Cash Incentives - Management Incentive Plan

The MIP is intended to provide the Named Executive Officers and other senior management incentive to continue and increase their efforts with respect to, and remain in the employ of, the Company.

Through fiscal 2015, the MIP provided for annual cash incentive compensation based on the Company’s pre-tax financial results and a subjective analysis of each person’s individual performance. Bonus awards were generally paid under the MIP during the summer following each fiscal year end if the Company’s financial results, excluding special, unusual, restructuring or extraordinary items, exceeded 90% of a pre-determined annual profit target.  The annual pre-tax profit target was established by the Compensation Committee. The target profits were typically based on improving on the prior year’s actual results taking into account general economic conditions. For the fiscal year ended March 31, 2014, the pre-tax profit target of $152 million was exceeded by 7% and limited bonus awards were earned under the MIP. For the fiscal year ended March 31, 2015, the pre-tax profit target of $157 million was exceeded by 39% and full bonus awards were earned under the MIP. The bonus awards through fiscal 2015 for the Chief Executive Officer were determined as a percentage of salary (up to 150% of base salary) based on the Company’s financial results related to target profits and were paid currently in the summer when they were determined. The other Named Executive Officers and other Corporate Officers’ individual bonuses were determined by the Chief Executive Officer based on a subjective evaluation of each person’s annual performance. These bonuses were derived from a pool determined as a percentage of combined Named Executive Officers (other than the Chief Executive Officer) and other Corporate Officers’ salaries (up to 100% of combined base salaries) based on the Company’s financial results related to target profits. For fiscal years prior to fiscal 2015, these bonuses were paid 75% currently in the summer when they were determined and 25% of the bonuses were earned and paid at the end of the following fiscal year, provided the officer was employed by the Company at the end of the fiscal year. For fiscal 2015, the other Named Executive Officers’ bonuses were paid currently in the summer when they were determined.

For fiscal 2016, the amended MIP provides for annual cash incentive compensation based on the Company’s pre-tax financial results and a subjective analysis of each person’s individual performance.  Bonus awards are to be paid during the summer following each fiscal year end. The cash award pool for the Chief Executive Officer, the other Named Executive Officers and other Corporate Officers who participate in the MIP is based on 0.1% per participant of the annual pre-tax profit results, excluding special, unusual, restructuring or extraordinary items. The cash award for each participant will be an allocated portion of the pool as determined by the Compensation Committee after taking into account suggestions proposed by the Chief Executive Officer and a subjective analysis of each person’s individual performance.  The amount of bonus earned by each of the Named Executive Officers for fiscal 2016 is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Equity Incentives

The Stock Option Plans and 2014 RSU Plan are designed to reward Named Executive Officers, other senior managers, and other key employees directly for increases in the long-term price of the Common Stock.  Each of the Equity Plans directly links the compensation of such officers, senior managers, and key employees to gains by the shareholders and encourages adoption of a strong stakeholder orientation in their work.

The Compensation Committee approves awards generally following each fiscal year end, but will consider grants at other times of the year if deemed necessary.  The Chief Executive Officer recommends to the Committee the potential recipients and the number of awards for each other key employee’s grant on a discretionary basis generally based on a subjective evaluation of that individual’s responsibilities and performance.  The Chief Executive Officer’s awards are established from year to year (including fiscal 2016) by the Compensation Committee taking these same considerations into account.  The Committee reviews and approves the final awards.

Stock Option Plans

The stock option grant awards in fiscal 2016 were generally consistent, for each employee and in total, with the prior year grant awards.  The grant price is the fair market value on the date of grant approval, which is defined in the plans as the closing price on that date.  The Company does not have any program or practice to time option grants to take advantage of the release of material, non-public information.  The vesting feature of the option awards is intended to address and mitigate the risk associated with employees giving undue attention to short-term business goals.

Restricted Stock Unit Plan

The 2014 RSU Plan authorizes the granting of awards in the form of restricted stock units to directors and employees that provide the participants the right to receive shares of Common Stock. The number of shares reserved and available for issuance under the plan is 3,000,000. The 2014 RSU Plan is administered by the Compensation Committee of the Board, or by the Board itself. No restricted stock units were awarded under the 2014 RSU Plan in fiscal 2015 or 2016.

Family Income Assurance Plan

The Company has in effect a Family Income Assurance Plan for officers.  Coverage under this Company self-insured plan provides that, in the event of the death of an officer while employed by the Company, the officer’s surviving spouse, or estate, is entitled to receive the equivalent of two years base salary during the following 24 months.

Retirement and Other Benefits

Retirement, medical benefits and Board approved discretionary cash awards for the Named Executive Officers and other Corporate Officers are largely the same as those provided to the general salaried employee population applicable to each geographic region.  The AVX Nonqualified Supplemental Retirement Plan was established to provide certain U.S. based senior management with supplemental retirement benefits, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory contribution limits.  Amounts contributed to this plan’s separate trust earn market-based returns depending upon the investment choices made by the participant.  The investment choices are generally the same as available under the AVX Corporation Retirement Plan.

Miscellaneous benefits offered to officers and other Corporate Officers are designed to provide a safety net of protection against the financial catastrophes that can result from liability suits, illness, disability or death.

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts or types of compensation for our executive officers.  Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for some forms of compensation over $1 million paid to executive officers unless certain conditions are met.  Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met.  We generally intend to structure future compensation so that executive compensation paid by the Company may be fully deductible in accordance with Section 162(m) of the Code.  However, the Compensation Committee reserves the right to approve compensation that may prove not to be deductible when it believes such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions and the performance of our employees.

EXECUTIVE COMPENSATION

The following table shows cash compensation paid and certain other compensation paid or accrued by the Company for the last three fiscal years to each of the Company’s Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers (“Named Executive Officers”) in all capacities in which they served.

Summary Compensation Table

Fiscal Year Ended March 31, 2016

	Fiscal	Salary	Bonus		Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name & Position	Year	($) (1)	($) (1)		($) (5)	($) (6)	($) (7)	($)
John Sarvis	2016	450,000	20,711	(2)	75,315	227,655	88,307	861,988
Chief Executive Officer	2015	290,482	18,519	(3)	54,954	214,750	70,876	649,581
and President (8)	2014	248,454	17,117	(4)	32,274	73,115	56,255	427,215

Kurt Cummings
Senior Vice President,	2016	400,398	28,795	(2)	50,210	202,559	81,744	763,706
Chief Financial Officer,	2015	383,152	26,590	(3)	82,431	462,243	88,479	1,042,895
Treasurer and Secretary	2014	351,516	24,866	(4)	64,548	267,241	79,664	787,835

Peter Venuto	2016	340,452	25,212	(2)	50,210	172,232	79,415	667,521
Senior Vice President	2015	325,786	24,077	(3)	54,954	380,343	78,503	863,663
of Sales	2014	311,760	23,058	(4)	53,790	182,369	69,939	640,916

Keith Thomas	2016	314,772	23,270	(2)	50,210	188,859	78,087	655,198
Senior Vice President of	2015	301,211	22,317	(3)	41,216	351,413	71,891	788,048
Corporate Development	2014	286,872	21,562	(4)	32,274	163,362	61,394	565,464

John Lawing	2016	298,979	24,410	(2)	50,210	151,253	81,532	606,384
Senior Vice President,	2015	286,104	23,180	(3)	38,468	358,457	83,279	789,488
Chief Technology Officer (9)	2014	321,570	21,124	(4)	75,306	240,924	70,566	729,490

(1)	Includes amounts earned but deferred by the executive officer at his election, pursuant to the AVX Nonqualified Supplemental Retirement Plan, (the “Supplemental Plan”).

(2)

The amounts shown include 50% of a benefit payable in the summer of 2016 with respect to fiscal year 2016 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash benefits to certain U.S. salaried employees of the Company in an amount equal to 8% of such employee’s 2015 calendar year eligible earnings. The remaining 50% of this benefit will be earned and paid in the summer of 2017, provided the officer is employed by the Company at that time. Amounts shown also include 50% of a discretionary cash benefit with respect to fiscal year 2015 that will be earned and paid in the summer of 2016, based on the officer’s continued employment with the Company at that time.

(3)

The amounts shown include 50% of a benefit that was paid in the summer of 2015 with respect to fiscal year 2015 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash benefits to certain U.S. salaried employees of the Company in an amount equal to 8% of such employee’s 2014 calendar year eligible earnings. The remaining 50% of this benefit will be earned and paid in the summer of 2016, provided the officer is employed by the Company at that time. Amounts shown also include 50% of a discretionary cash benefit with respect to fiscal year 2014 that was earned and paid in the summer of 2015, based on the officer’s continued employment with the Company at that time.

(4)

The amounts shown include 50% of a benefit paid in the summer of 2014 with respect to fiscal year 2014 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash benefits to certain U.S. salaried employees of the Company in an amount equal to 8% of such employee’s 2013 calendar year eligible earnings. The remaining 50% of this benefit was earned and paid in the summer of 2015, based on the officer’s continued employment with the Company at that time. Amounts shown also include 50% of a discretionary cash benefit with respect to fiscal year 2013 that was earned and paid in the summer of 2014, based on the officer’s continued employment with the Company at that time.

(5)

Reflects the aggregate grant date fair value of stock options awarded during fiscal 2016, computed in accordance with FASB ASC Topic 718.  All stock options were granted pursuant to the 2014 Stock Option Plan.  The assumptions made in the valuation of stock options are set forth in Note 11 in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2016.  No options have been forfeited by any of the Named Executive Officers.

(6)

For fiscal years 2014, reflects for the Chief Executive Officer, 100%, and for all Named Executive Officers except the Chief Executive Officer, 75%, of the annual cash bonus award earned under the MIP determined based on the Company’s pre-tax financial performance and individual performance with respect to the fiscal year and for all Named Executive Officers except the Chief Executive Officer, plus 25% of the annual cash bonus award with respect to the previous fiscal year that was earned and paid in the current fiscal year, based on the officer’s continued employment with the Company at that time.  For the fiscal years ended March 31, 2015 and 2016, reflects for all Named Executive Officers, 100% of the annual cash bonus award earned under the MIP for that fiscal year. For information regarding the MIP, see the narrative in the Compensation Discussion and Analysis in this Proxy Statement.

(7)

For the fiscal year ended March 31, 2016, reflects Company's contribution on behalf of the respective Named Executive Officers pursuant to the terms of the Supplemental Plan and the AVX Corporation Retirement Plan (the “Retirement Plan”) in the following amounts respectively: John Sarvis - $46,699 and $34,053; Kurt Cummings - $53,500 and $34,514; Peter Venuto - $48,298 and $34,917; Keith Thomas - $44,664 and $33,993; and John Lawing - $51,199 and $34,383.

The investments in the Supplemental Plan have no above-market or preferential earnings. See the Nonqualified Deferred Compensation table and related narrative herein for information related to the Supplemental Plan.

Also reflects the value of automobile allowances and Company contributions to group life, disability, or excess liability insurance programs, respectively, as follows for fiscal 2016: John Sarvis - $13,500 and $13,954; Kurt Cummings - $14,000 and $6,430; Peter Venuto - $11,700 and $5,998;  Keith Thomas - $11,700 and $5,594; and John Lawing - $12,000 and $8,349.

The Company also provides the Named Executive Officers with certain medical benefits generally available to all salaried employees.

(8)

Mr. Sarvis is a Named Executive Officer who also serves as a director. Mr. Sarvis received no compensation for services as a director in any fiscal year presented. Mr. Sarvis was appointed Chief Executive Officer and President on April 1, 2015 and prior to this appointment served as Vice President of Ceramic Products.

(9)	Mr. Lawing was President and Chief Operating Officer from April 1, 2013 through April 1, 2014.

The following table sets forth information regarding grants of plan-based awards, including options to acquire shares of Common Stock, granted to the Named Executive Officers through fiscal 2016.

Grants of Plan-Based Awards

Fiscal Year Ended March 31, 2016

		Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Option Awards
Name	Grant Date	(#) (1)	($) (2)	($)

John Sarvis
	4/16/2015	30,000	14.55	75,315
Kurt Cummings
	4/16/2015	20,000	14.55	50,210
John Lawing
	4/16/2015	20,000	14.55	50,210
Peter Venuto
	4/16/2015	20,000	14.55	50,210
Keith Thomas
	4/16/2015	20,000	14.55	50,210

(1)

Reflects the number of options to purchase shares of AVX common stock awarded to each Named Executive Officer during the fiscal year ended March 31, 2016 under the Company’s 2014 Stock Option Plan. The options vest as to 25% of the shares one year from the date of grant and as to 25% of the shares on each of the three succeeding anniversary dates, provided the officer continues to be employed by the Company or any of its subsidiaries. There are no performance based conditions that are applicable to these options.

(2)	The exercise price is based on the closing market price on the grant date, as provided in the 2014 Stock Option Plan.

The following tables set forth information regarding unexercised options, both vested and unvested, for each Named Executive Officer outstanding at March 31, 2016. The Named Executive Officers do not hold any restricted stock unit awards.

Outstanding Equity Awards at Fiscal Year Ended March 31, 2016

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

John Sarvis	6/23/2006	12,000	-	15.28	6/23/2016
	5/8/2007	12,000	-	17.88	5/8/2017
	5/15/2008	12,000	-	13.15	5/15/2018
	6/14/2010	12,000	-	13.70	6/14/2020
	6/24/2011	12,000	-	14.58	6/24/2021
	5/17/2012	9,000	3,000	10.90	5/17/2022
	4/26/2013	7,500	7,500	11.25	4/26/2023
	4/24/2014	5,000	15,000	13.32	4/24/2024
	4/16/2015	-	30,000	14.55	4/16/2025

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Kurt Cummings	6/23/2006	15,000	-	15.28	6/23/2016
	5/8/2007	15,000	-	17.88	5/8/2017
	5/15/2008	15,000	-	13.15	5/15/2018
	6/14/2010	20,000	-	13.70	6/14/2020
	6/24/2011	22,000	-	14.58	6/24/2021
	5/17/2012	16,500	5,500	10.90	5/17/2022
	4/26/2013	15,000	15,000	11.25	4/26/2023
	4/24/2014	7,500	22,500	13.32	4/24/2024
	4/16/2015	-	20,000	14.55	4/16/2025

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Peter Venuto	6/23/2006	20,000	-	15.28	6/23/2016
	5/8/2007	20,000	-	17.88	5/8/2017
	6/24/2011	25,000	-	14.58	6/24/2021
	5/17/2012	6,250	6,250	10.90	5/17/2022
	4/26/2013	6,250	12,500	11.25	4/26/2023
	4/24/2014	5,000	15,000	13.32	4/24/2024
	4/16/2015	-	20,000	14.55	4/16/2025

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Keith Thomas	6/23/2006	15,000	-	15.28	6/23/2016
	5/8/2007	15,000	-	17.88	5/8/2017
	6/14/2010	15,000	-	13.70	6/14/2020
	6/24/2011	15,000	-	14.58	6/24/2021
	5/17/2012	3,500	3,500	10.90	5/17/2022
	4/26/2013	3,750	7,500	11.25	4/26/2023
	4/24/2014	3,750	11,250	13.32	4/24/2024
	4/16/2015	-	20,000	14.55	4/16/2025

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John Lawing	6/23/2006	12,000	-	15.28	6/23/2016
	5/8/2007	12,000	-	17.88	5/8/2017
	5/15/2008	12,000	-	13.15	5/15/2018
	5/15/2009	16,000	-	9.60	5/15/2019
	6/14/2010	20,000	-	13.70	6/14/2020
	6/24/2011	24,000	-	14.58	6/24/2021
	5/17/2012	18,000	6,000	10.90	5/17/2022
	4/26/2013	17,500	17,500	11.25	4/26/2023
	4/24/2014	3,500	10,500	13.32	4/24/2024
	4/16/2015	-	20,000	14.55	4/16/2025

All option awards vest 25% on each of the first four anniversaries of the date of grant.

The following table sets forth information with respect to options exercised and the aggregate dollar value realized upon exercise of the options during fiscal 2016 by the Named Executive Officers. The value realized on exercise reflects the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Option Exercises

Fiscal Year Ended March 31, 2016

Option Awards
	Shares Acquired on Exercise	Value Realized on Exercise
Name	(#)	($) (1)
John Sarvis	-	-
Kurt Cummings	18,000	67,542
Peter Venuto	-	-
Keith Thomas	-	-
John Lawing	-	-

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

The following table and narrative provides information related to the Company’s Supplemental Plan for fiscal 2016.

Nonqualified Deferred Compensation

Fiscal Year Ended March 31, 2016

	Executive Contributions in FY 2016	Company Contributions in FY 2016	Aggregate Gains/(Losses) in FY 2016	Aggregate Withdrawals/ Distributions	Aggregate Balance at March 31, 2016
Name	($) (1)	($) (2)	($)	($)	($)
John Sarvis	24,405	46,699	(23,133)	-	622,823
Kurt Cummings	26,722	53,500	(1,327)	-	1,059,314
Peter Venuto	22,362	48,298	(14,673)	-	725,042
Keith Thomas	20,667	44,664	(38,209)	-	926,211
John Lawing	32,820	51,199	10,084	-	569,591

(1)	The amounts in this column are included in the Salary and/or Bonus columns of the Summary Compensation Table.

(2)	The amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.

Under the Supplemental Plan,  the participants select among the various investment options that are also currently available to employees of the Company participating in the Retirement Plan. The value of the participants’ balance fluctuates based on the performance of the investments. The market value of the trust is included as an asset and a liability on the Company’s Consolidated Balance Sheet as of March 31, 2016 as disclosed  in the Annual Report on Form 10-K for the fiscal year ended March 31, 2016 because the trust’s assets are available to the Company’s general creditors in the event of the Company’s insolvency.

Additional Plan information is detailed as follows:

Deferred Compensation Contribution

A participant may elect to defer all or a portion of his eligible compensation otherwise payable by the Company to such participant. The participant can choose to have his deferrals credited to his Retirement Account and/or an In-Service Account. The deferred amount will be withheld from each paycheck throughout the year.

Company Matching Contribution

On an annual basis, the Company will match participant contributions equal to 100% of the first 3% of the amount that is deferred in the Plan. To receive any matching contributions, a participant must have received the maximum matching contribution available under the AVX Retirement Plan. A participant’s eligible compensation for the purposes of receiving a Company Matching Contribution in the Plan cannot exceed the annual dollar limit established by the Plan Administrator.

Non-discretionary Contribution

The Company will make an annual contribution equal to 5% of eligible compensation between $265,000 (i.e., the IRS Compensation Limit for 2015) and $600,000.

Discretionary Contribution

The Company may make an annual contribution between 0% - 5% of eligible compensation between $265,000 (i.e., the IRS Compensation Limit for 2015) and $600,000. The contribution amount is subject to approval by the Company’s Board of Directors.

Vesting

Each participant shall be fully vested and have a non-forfeitable interest in his account.

Payment of Benefits

A participant’s Retirement Account balance shall be payable to the participant or beneficiary upon the earlier of such participant’s separation from service, disability or death in a lump-sum payment or in installments over a period not to exceed 10 years, as selected by the participant. A participant’s In-Service Account balance will be paid to the participant in a single lump-sum on a date previously elected by the participant.

Potential Payments Upon Termination

The following discussion summarizes the value of payments and benefits that (i) the continuing Named Executive Officers would be entitled to receive assuming that a termination of employment under various circumstances had occurred on March 31, 2016.

In the event of a termination of employment due to death, disability or retirement, all outstanding stock options held by the Named Executive Officers would become fully vested. The intrinsic value of the stock options that would become vested upon such termination (calculated based on the excess of the fair market value of the underlying shares as of March 31, 2016 over the exercise price of the options) is as follows: Mr. Sarvis, $14,910, Mr. Cummings, $28,985; Mr. Venuto, $26,938; Mr. Thomas, $15,745; and Mr. Lawing, $33,120. In the event of a termination of employment for any reason, the Named Executive Officers would be entitled to a payout of their vested balance under the Company’s Supplemental Plan, which amounts are reflected in the Nonqualified Deferred Compensation table.  In the event of the death of a Named Executive Officer while actively employed, the person’s spouse or estate would continue to receive that person’s base salary for the ensuing two years.

Shareholder Proposals

If any shareholder intends to present a proposal to the Company for inclusion in its proxy statement relating to the annual meeting of shareholders expected to be held in July 2017 or wishes to recommend nominees to the Board, such proposal, in writing and addressed to the Corporate Secretary, must be received by the Company no later than February 8, 2017.

In general, in order to be considered timely under the Bylaws of the Company, shareholder proposals intended to be presented at an annual shareholders meeting, including proposals for the nomination of directors, must be received by the Company no earlier than April 21, 2017 and no later than May 22, 2017 (not earlier than 90 days nor later than 60 days prior  to the anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be received by the Company no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.

Proxy Solicitation

The entire cost of this solicitation will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of the Common Stock. Solicitation will primarily be made by mail, but proxies may be solicited personally by the Company’s officers, directors or employees, by telephone or by facsimile. The officers, directors or employees who may participate in the solicitation of proxies will not receive any additional compensation for such solicitation. The costs and expenditures in connection with the solicitation of security holders are only those normally expended for a solicitation for an election of Directors in the absence of a contest.

The Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments filed with or furnished to the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act are available free of charge on the Company’s website at www.avx.com as soon as reasonably practicable after being filed with the SEC.  To view the reports from the Company’s website, go to “Corporate Information,” then “Investor Relations,” then “SEC Filings.” A copy of any such report is available, without charge, upon written request directed to our Secretary at the corporate address set forth above.

By order of the Board,

Kurt Cummings

Corporate Secretary

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE, PROXY STATEMENT AND FORM OF PROXY   FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request (you can also request copies of materials for future shareholder meetings using these methods):

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before July 6, 2016 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Directions to attend the annual meeting are available by calling the Warwick New York Hotel at (212) 247-2700.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E11704-P80816

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E11701-P80816 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVX CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" DIRECTOR NOMINEES NAMED UNDER ITEM 1 AND "FOR" ITEM 2.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote On Directors

1. To elect as directors the three Class I Director nominees until their terms expire in 2019.

Nominees:

01) Tetsuo Kuba
02) Koichi Kano
03) David A. DeCenzo

Vote On Proposal

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending March 31, 2017.	☐	☐	☐

This proxy also delegates discretionary authority with respect to any other business that may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, proxy statement and Annual Report.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E11702-P80816

This Proxy is Solicited on Behalf of the Board of Directors of AVX CORPORATION 1 AVX Boulevard, Fountain Inn, South Carolina 29644 for the Annual Meeting of Shareholders to be held on July 20, 2016

The undersigned hereby appoints John Sarvis, Chief Executive Officer and President, and Kurt Cummings, Senior Vice President, Chief Financial Officer, Treasurer and Secretary, or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of AVX Corporation held of record by the undersigned on May 27, 2016, at the Annual Meeting of Shareholders to be held on July 20, 2016, or any adjournment or postponement thereof. All previous proxies given with respect to this meeting are hereby revoked.

If you are a participant in the AVX Corporation Retirement Plan, AVX Nonqualified Supplemental Retirement Plan, or AVX 401(k) Plan (the "Plans"), Broadridge Financial Solutions, Inc. has been requested to forward to you the enclosed proxy materials relative to the securities held by us in your account but not registered in your name. Please execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting.

For this meeting, the extent of our authority to vote these securities in the absence of your instructions, as directed by the Plans, is that the John Hancock Trust Company, as Trustee of the Plans shall vote Allocated Shares for which it has not received direction and any shares that have not been allocated to Plan participants' accounts in the same percentage as Plan participants' directed Allocated Shares are voted. In order to ensure that these securities are voted as you wish, please return your proxy to us by July 20, 2016.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH NAMED DIRECTOR NOMINEE UNDER ITEM 1 AND "FOR" ITEM 2. THE PROXIES HEREIN NAMED WILL VOTE ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN ACCORDANCE WITH THEIR BEST JUDGMENT.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)